EXHIBIT F


                              [Letterhead of]
                              [BT STOCKHOLDER]

                                   , 1997

Hale and Dorr LLP
60 State Street
Boston, MA 02109

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7475

Ladies and Gentlemen:

          In connection with the opinion to be delivered by you pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of August 20, 1997, between Comverse Technology, Inc., a New York corporation ("CT") and Boston Technology, Inc., a Delaware corporation ("BT"), the undersigned certifies (to the best of its knowledge and belief, where indicated), after due inquiry and investigation, as follows (any capitalized term used but not defined herein shall have the meaning given to such term in the Merger Agreement):

          1. The undersigned has no present plan or intention to sell, exchange or otherwise dispose of, reduce the risk of loss (by short sale or otherwise) of the holding of, enter into any contract or other arrangement with respect to, the sale, exchange or other disposition of (each of the foregoing, a "disposition"), any interest in the shares of CT Common Stock received in the merger contemplated by the Merger Agreement (the "Merger"). For purposes of this representation, any "disposition" (as defined above) of CT Common Stock will be treated as a reduction in ownership thereof.

          2. The undersigned will not take any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Sections 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law.


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          3. The undersigned shall immediately notify the Chief Financial
     Officer of BT in writing via facsimile, of any change, on or prior to the Effective Time, of the plans or intentions of the undersigned as set forth above.


                                        [BT STOCKHOLDER],

                                          by
                                             ---------------------------
                                             Name:
                                             Title: